Exhibit 21

Avista Corporation

SUBSIDIARIES OF REGISTRANT

Subsidiary	State or Country of Incorporation

Avista Capital, Inc.	Washington

Advantage IQ, Inc.	Washington

Avista Development, Inc.	Washington

Avista Energy, Inc.	Washington

Avista Power, LLC	Washington

Avista Turbine Power, Inc.	Washington

AVA Formation Corp.	Washington

Avista Ventures, Inc.	Washington

Pentzer Corporation	Washington

Bay Area Manufacturing, Inc.	Washington

Advanced Manufacturing and Development, Inc.	California

Avista Receivables Corporation	Washington

Avista Capital II	Delaware

AVA Capital Trust III	Delaware

Spokane Energy, LLC	Delaware

Steam Plant Square, LLC	Washington

Courtyard Office Center, LLC	Washington